Exhibit 3.11

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF FORMATION

OF

BTU VENEZUELA LLC

1.	The name of the limited liability company is BTU Venezuela LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: the FIRST Article of the Certificate of Formation Is deleted in its entirety and the following is substituted in its place:

“FIRST: The name of the limited liability company is American Land Holdings of Kentucky, LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Formation of BTU Venezuela LLC this 23rd day of September 2005.

PEABODY INVESTMENTS CORP.

By:	/s/ Joseph W. Bean
Joseph W. Bean, Authorized Person

CERTIFICATE OF FORMATION

OF

BTU VENEZUELA LLC

The name of the limited liability company is:

BTU VENEZUELA LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of formation shall be effective on January 28, 2004.

IN WETNESS WHEREOF, the undersigned has executed this Certificate of Formation of BTU Venezuela LLC this 26th day of January, 2004.

/s/ Jeffery L. Klinger
Jeffery L. Klinger, Esquire